UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Aspyra, Inc.
 (Name of Registrant as Specified In Its Charter)

_________________________________________
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Aspyra, Inc.
  4360 Park Terrace Drive, Suite 220
Westlake Village, CA 91361

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders of Aspyra, Inc., a California corporation (the “Company”, “Aspyra”, “we”, “us”, or “our”), to be held at 10:00 a.m., Pacific Time, on Monday, March 8, 2010, at the Company’s offices at   4360 Park Terrace Drive, Suite 220, Westlake Village, CA 91361, for the following purposes:

1.     To consider and act upon a proposal to approve an amendment to our articles of incorporation to effect a 101-to-1 reverse stock split; and

2.     To act on such other matters as may properly come before the meeting or any adjournment or adjournment thereof.

The Board of Directors has fixed the close of business on February 8, 2010, as the record date for the meeting and only holders of shares of record at that time will be entitled to notice of and to vote at the Special Meeting of Shareholders or any adjournment or adjournments thereof.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the Proxy Statement at www.aspyra.com.

By Order of the Board of Directors
Ademola Lawal
Chief Executive Officer
February 4, 2010

IMPORTANT

IF YOU CANNOT PERSONALLY ATTEND THE MEETING, IT IS REQUESTED THAT
YOU INDICATE YOUR VOTE ON THE ISSUES INCLUDED ON THE ENCLOSED
      PROXY AND DATE, SIGN AND MAIL IT IN THE ENCLOSED SELF-ADDRESSED
ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

ASPYRA, INC.
4360 Park Terrace Drive, Suite 220
Westlake Village, CA 91361

PROXY STATEMENT
FOR
Special Meeting of Shareholders
To be held March 8, 2010

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of Aspyra, Inc., a California corporation (“Aspyra”, the “Company”, “we”, “us”, or “our”), in connection with the Special Meeting of Shareholders to be held at 10:00 a.m., Pacific Time, on Monday, March 8, 2010, at the Company’s offices at   4360 Park Terrace Drive, Suite 220, Westlake Village, CA 91361, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies:

1.  For approval of an amendment to our articles of incorporation to effect a 101-to-1 reverse stock split; and

2.  In their discretion on such other matters as may properly come before the meeting or any adjournment or adjournment thereof.

The record date with respect to this solicitation is the close of business on February 8, 2010 and only shareholders of record at that time will be entitled to vote at the meeting. The principal executive office of the Company is 4360 Park Terrace Drive, Suite 220, Westlake Village, CA 91361, and its telephone number is 818-880-6700. The shares of Common Stock represented by all validly executed proxies received in time to be taken to the meeting and not previously revoked will be voted at the meeting. This proxy may be revoked by the shareholder at any time prior to its being voted by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. This proxy statement and the accompanying proxy were mailed to you on or about February 10, 2010.

   OUTSTANDING SHARES; QUORUM; REQUIRED VOTE

The close of business on February 8, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any postponements or adjournments thereof. As of the record date, we estimate that there will be 17,201,327 shares of the Company’s common stock outstanding and entitled to vote. Each common share is entitled to one vote. The presence in person or by proxy at the Special Meeting of the holders of a majority of such shares shall constitute a quorum. There is no cumulative voting. The affirmative vote of the holders of a majority of the total outstanding common shares is necessary to approve the amendment to the articles of incorporation to effect a 101-to-1 reverse stock split of the common stock of the Company.

Votes shall be counted by one or more persons who shall serve as the inspectors of election. The inspectors of election will canvas the shareholders present in person at the meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the meeting, but are deemed not to have voted on the proposal. Broker nonvotes occur when a nominee (which has voted on one or more matters at the meeting) does not vote on one or more other matters at the meeting because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to so vote.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosure in this Proxy Statement.  Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this Proxy Statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read this entire Proxy Statement, its appendices and the documents referred to or incorporated by reference in this Proxy Statement. Each item in this summary term sheet includes a caption reference directing you to a more complete description of that item.

Action To Be Considered by Stockholders

We are seeking stockholder consent to the following action:

•
The approval of an amendment to our certificate of incorporation to effect a 101-for-1 reverse split of our common stock. See “Amendment to Articles of Incorporation to Effect 101-to-1 Reverse Stock Split.”

Effect of the Reverse Split on Stockholders (See “Special Factors – Effects and Tax Consequences of the Reverse Split on our Other Stockholders”)

If the reverse split is approved by stockholders, then as a result of the reverse split:

•
Each share of common stock will automatically become and be converted into 1/101 (or approximately 0.0099) shares of common stock.  This means that each 101 shares of common stock that you own will automatically become and be converted into one share of common stock.

•
We will pay cash in lieu of fractional shares based on the last closing price of the common stock on the date prior to the reverse split, which we estimate will be approximately $0.06 per share (on a pre-reverse split basis, or $6.06 on a post-reverse split basis), based on the closing price of our common stock on January 15, 2010.

•
If you own less than 101 shares of common stock, you will receive cash in lieu of fractional shares, and you will cease to be a stockholder. As a result, you will cease to have any direct or indirect ownership interest in the Company and will not be able to participate in any future earnings or growth of the Company.

•
If you hold stock in more than one account and you do not consolidate your accounts, each account will be treated separately.  As a result, if you own less than 101 shares in each of several accounts but the total number of shares which you own is more than 101 shares, you will cease to be a stockholder at the effective time of the reverse split and you will receive cash in lieu of all of your fractional shares.

•
If you hold your stock in street name (which is how your stock is held if you keep your stock in your brokerage or nominee account) you will receive cash and/or shares based on the number of shares held in the brokerage or nominee account.  The shares, if any, and cash in lieu of fractional shares, will be determined separately for each account you hold in street name.

•
The shares and cash in lieu of fractional shares will be separately determined for each brokerage firm who holds our stock either on its own behalf or on behalf of its customers.  Each account in each brokerage firm will be treated as a separate account for determining how many shares and how much cash in lieu of fractional shares will be paid.

•
We will have fewer than 300 stockholders.  As a result we will terminate our registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We estimate that as a result of the reverse split, the number of shareholders of record of our common stock will be reduced from 329 to 170.

Action Required by Stockholders

You are not required to take any action before the reverse split becomes effective.  If the reverse split is approved by shareholders, then once the reverse split becomes effective, you will receive a transmittal letter for you to receive any shares and cash in lieu of fractional shares which are due to you as a result of the one-for-101 reverse split.  The form of our letter to you is set forth in Appendix B to this Proxy Statement.

Funds for Payment of the Cash in Lieu of Fractional Shares and Preparing, Printing and Mailing Proxy Statement

We will pay for preparing, printing and mailing this Proxy Statement.  Only one Proxy Statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this Proxy Statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.  We estimate our legal, transfer agent, printing, mailing and related costs associated with this Proxy Statement and holding the Special Meeting will be approximately $25,000.  In addition, if the reverse split is approved by shareholders, we will be paying our stockholders who have fractional shares for the value of the fractional shares, based on the last closing price of our common stock as of the effective date on the reverse split. We estimate that we will pay out stockholders approximately $500 for their fractional shares.  We will pay the costs associated with this Proxy Statement as well as the cash in lieu of fractional shares from cash available to us.

Accounting Consequences of the Reverse Split (See “Amendment to Articles of Incorporation to Effect 101-to-1 Reverse Stock Split.”)

If the reverse split is approved by shareholders, then as a result of the reverse split:

•
The number of outstanding shares of common stock will be reduced from 17,201,327 shares, which are outstanding on the date of this information, to approximately 170,227 shares.  The exact number of shares outstanding after the reverse split will be determined following the effectiveness of the reverse split.

•
The purchase of the fractional shares will be treated as the purchase of treasury stock and will be reflected in the stockholders’ equity section of our balance sheet as a reduction of additional paid-in capital in the amount of our payment in lieu of fractional shares, which is estimated at approximately $500.

Tax Treatment of the Reverse Split (See “Special Factors – Effects and Tax Consequences of the Reverse Split to our Other Stockholders” and “Amendment to Articles of Incorporation to Effect 101-to-1 Reverse Stock Split.”)

The combination and exchange of each 101 shares of the common stock into one share of new common stock should be a tax-free transaction, and the holding period and tax basis of the old common stock will be transferred to the new common stock received in exchange therefore.  Provided that the old common stock is held as a capital asset, the cash paid to for fractional shares will be treated as a payment in redemption of the fractional shares and the stockholder will recognize a capital gain or loss, as the case may be, on the difference between your basis in the fractional share and the payment in lieu of the fractional share.

This discussion, which relates to United States residents, should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all stockholders. You should consult your own tax advisors to know how federal, state, local and foreign tax laws affect you.

Fairness of the Reverse Split (See “Special Factors – Reasons for the Reverse Split,”  “Special Factors – Fairness of the Reverse Split” and “Amendment to Articles of Incorporation to Effect 101-to-1 Reverse Stock Split.”)

Our board, in approving the reverse split, believes that the reverse split is fair to us and to our stockholders, including our unaffiliated stockholders, regardless of whether they receive cash in lieu of fractional shares or continue as stockholders.

No Appraisal Rights (See “Amendment to Articles of Incorporation to Effect 101-to-1 Reverse Stock Split.”) You will not have any rights of appraisal with respect to the reverse split, which means that you will not have any procedure to follow for you to challenge the valuation placed by us on your common stock in paying cash in lieu of fractional shares.

Effect of the Reverse Split on Officers, Directors and Affiliates (See “Special Factors – Effect of the Reverse Split on our Affiliates” and “Amendment to Articles of Incorporation to Effect 101-to-1 Reverse Stock Split.”)

Rodney Schutt, our chief executive officer and a director, until his resignation on December 18, 2009, owns 161,538 shares of common stock, representing approximately 0.9% of our outstanding common stock. Following the reverse split, Mr. Schutt will own 1,599 shares of common stock, which will represent approximately 0.9% of our outstanding common stock after the reverse split.

The estate of C. Ian Sym-Smith (a former director of the Company who died in September 2009) owns 1,560,982 shares, representing approximately 9.1% of our outstanding common stock. Following the reverse split, the estate of C. Ian Sym-Smith will own 15,455 shares of common stock, which will represent approximately 9.1% of our outstanding common stock after the reverse split.

Bradford G. Peters, a former director of the Company, owns 2,269,711 shares, representing approximately 13.2% of our outstanding shares. Following the reverse split, Mr. Peters will own 22,472 shares of common stock, which will represent approximately 13.2% of our outstanding common stock after the reverse split.

James Shawn Chalmers owns 2,289,660 shares, representing approximately 13.3% of our outstanding common stock. Following the reverse split, Mr. Chalmers will own 22,669 shares of common stock, which will represent approximately 13.3% of our outstanding common stock after the reverse split. Mr. Chalmers states that he does not own any Common Stock directly but he is (i) the sole director and President and majority shareholder of J&S Ventures, Inc.; (ii) the sole manager and holder of 75% of the membership interests of Orion Capital Investments, LLC; and (iii) the sole trustee and sole beneficiary of the J. Shawn Chalmers Revocable Trust dated August 13, 1996.

No other officer or director owns any significant number of shares.

In addition to the shares owned by officers and directors, four of our directors hold options to purchase a total of 267,497 shares of common stock at exercise price ranging from $0.22 per share to $2.48.  As a result of the reverse split, these options will entitle the holders to purchase approximately 2,649 shares of common stock at exercise prices ranging from $22.22 to $250.48 per share.

QUESTIONS AND ANSWERS CONCERNING THE STOCKHOLDER ACTION TO BE CONSIDERED

If you hold your stock in your brokerage account, how will your shares be treated?

If the reverse split is approved by shareholders, then if you hold your stock in a brokerage account or otherwise in a nominee account, the number of shares that you will receive and the cash in lieu of fractional shares will be based on the number of share in your account, as reported to us by your broker.   If you advised your broker that the broker is not authorized to provide us with your name, then your broker will not provide us with your name, but will provide us with the number of shares held in each of your accounts.

How will your stock be treated in you hold your common stock in more than one account?

If the reverse split is approved by shareholders, then if you hold stock in more than one account or more than one name, each account will be treated separately.  For example, if shares are held in the names of Jon Doe, Jonathan Doe and Jon P. Doe, each account will be treated separately.  If you have less than 101 shares in each of these accounts, you will receive cash in lieu of fractional shares for all of your accounts.  Similarly, if you have accounts at different brokerage firms, each account will be treated separately.

Can you combine your accounts so that all of your shares are in one account?

If the reverse split is approved by shareholders, then you can combine your accounts either by yourself or through your brokerage firm.

If you hold shares in brokerage accounts, you should discuss with your broker the method of combining your account.  If you hold shares in your own name, you should contact our transfer agent to obtain information as to combining your accounts.

Can you divide your accounts so that you will receive cash in respect of all of your shares?

If the reverse split is approved by shareholders, then we will pay cash in lieu of fractional shares to each stockholder of record and each stockholder who holds shares in a brokerage or nominee account on the effective date of the reverse split.  Whether you divide or combine your accounts, each account which is treated as a separate account on the effective date of the reverse split will be treated separately in determining what shares or cash in lieu of fractional shares is due to you.

Who is our transfer agent?

Our transfer agent is American Stock Transfer and Trust Company, LLC, 6201 15 th Avenue, Brooklyn, NY 11219, phone: 718-921-8261.

Why did the board of directors choose to adopt a reverse stock split?

Our board of directors approved the reverse split in order to enable us to reduce the number of our stockholders and to terminate the registration of our common stock under the Exchange Act.  We have a large number of stockholders who own small quantities of our common stock.

If the reverse split is approved by shareholders, then as a result of the reverse split, we will have fewer than 300 stockholders of record, and we will be able to terminate the registration of our common stock under the Exchange Act.   Upon filing a certification and notice of termination of registration under the Exchange Act, we will no longer be required to file the annual, quarterly and current reports which we are presently required to file and we will not be subject to provisions of the Sarbanes-Oxley Act of 2002, including those relating to the attestation by our independent auditor as to our internal controls over financial reporting.

How did we determine the amount that we will pay for fractional shares?

If the reverse split is approved by shareholders, then the amount that we will pay for fractional shares will be based on the last closing price of our common stock as of the date of the reverse split. As of January 15, 2010, the last closing price of our common stock was $0.06.

How did the board of directors determine the ratio for the reverse split?

The one-for-101 ratio for the reverse split was based on our analysis of our outstanding stock and was intended to result in our common stock being owned by less than 300 stockholders in order that we can terminate our registration under the Exchange Act.

We did not receive any report, opinion (other than an opinion of counsel) or appraisal from an outside party related to the reverse split.

Why does the board of directors want to terminate the registration of our common stock?

The decision by our board of directors to approve the reverse split was made after carefully considering our long-term goals and our current operating environment, including our cash requirements. We estimate that we will realize significant cost savings, of approximately $750,000 annually, resulting from the elimination of reporting obligations under the Exchange Act. We believe that continued reporting pursuant to the Exchange Act does not provide any material benefit to us or our stockholders, while imposing significant costs of compliance. The decision was made at this time due to the Company’s current financial condition (as of September 30, 2009, the Company had cash of $564,862 and a working capital deficit of $8,367,049 (see “Summary Financial Information”)), which has made it imperative for the Company to seek ways to reduce expenses, and the performance of the Company’s common stock (as of January 15, 2010, the last closing price of the Company’s common stock was $0.06 (see “Market and Market Price of Our Common Stock”)), which has made it increasingly unlikely that the Company will obtain material benefits from being a publicly reporting company. We believe that we and our stockholders are much better served by applying our financial and management resources to our operations.

If the reverse split is approved by shareholders, then following termination of the registration of our common stock under the Exchange Act, we will no longer incur external auditor fees, consulting and legal fees related to being a public company, including expenses related to compliance, planning, documentation and testing, in connection with the internal controls provisions of Section 404 of the Sarbanes-Oxley Act of 2002.  We may incur annual audit fees as a private company although the costs of such services have yet to be determined.   Additionally, such termination will eliminate the Company’s obligation to publicly disclose sensitive, competitive business information.  In addition to the related direct financial burden from being a public company, the thin trading market in our common stock has not provided the desired level of liquidity to our stockholders nor provided a meaningful incentive for our key employees.

Did the board of directors appoint any representative to act on behalf of stockholders who are not affiliates of the Company?

The action to be considered at the Special Meeting was approved by the unanimous consent of the board of directors and will require the approval of the holders of a majority of the outstanding shares of common stock.  The board did not appoint any person to act as representative for unaffiliated stockholders.

Did the board of directors consider other alternatives to the reverse split?

Yes. The board considered the following alternatives to the reverse split:

•
Maintaining the status quo. However, due to the significant costs of being a public reporting company, and other considerations described herein, our board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

•
The sale of the Company. The Company has considered and is currently considering the sale of the Company. The Company is currently in ongoing negotiations with several parties who are conducting due diligence with respect to the sale of the Company. However, past negotiations terminated without an agreement, and with respect to the current negotiations, the Company has not entered into any binding agreement for the sale of the Company and there is no assurance any binding agreement will be reached. If a sale of the Company is not completed, the Company will continue to incur the expenses of being a public company without realizing the benefits of public company status. As a result, the Company intends to proceed with the reverse split unless and until a sale of the Company is completed.

If the reverse split is approved by shareholders, when will the reverse split become effective?

The reverse split will become upon the filing of a certificate of amendment to our articles of incorporation which we intend to file as soon as practicable following shareholder approval.

Where can you get copies of this Proxy Statement and any other material that we have filed with the SEC in connection with the reverse split?

We make all of our filings with the SEC, including this Proxy Statement and the Schedule 13E-3 relating to the reverse split, on the SEC’s EDGAR system. This information is available through the SEC’s website at www.sec.gov.

We also maintain copies of our filings with the SEC on our corporate website.  You can obtain access to these filings at www.aspyra.com.

SPECIAL FACTORS

Background

The Company first considered the possibility of seeking to deregister its common stock under the Exchange Act in July 2008. On July 22, 2008, the Company’s board of directors held a meeting at which James Zierick, then the Company’s chief executive officer, Anahita Villafane, then the Company’s chief financial officer, James Helms, then the Company’s chief operations officer, and Ademola Lawal, then the Company’s vice president of strategy and business development, discussed with the board the possibility of deregistering its common stock under the Exchange Act. The board decided to table the revisit the issue again in 6 to 12 months. On January 22, 2009, the Company’s board of directors held a meeting, at which Rodney Schutt, then the Company’s chief executive officer, Ms. Villafane, Mr. Helms, Rob Pruter, then the Company’s senior vice president sales and marketing,  and Mr. Lawal discussed with the board the process of deregistering the Company’s common stock under the Exchange Act, the potential benefits and drawbacks. At this meeting, the board and management discussed an analysis of a reverse stock split and its potential costs. On July 27, 2009, the Company’s board of directors held a meeting in which Rodney Schutt, then the Company’s chief executive officer, and the board discussed the benefits of deregistering the Company’s common stock under the Exchange Act.  On October 1, 2009, the board acted by written consent to approve the reverse split.

On or about September 25, 2009, and September 30, 2009, Mr. Schutt and Ms. Villafane had telephone discussions with the Company’s legal counsel, David Manno and Jeff Cahlon of Sichenzia Ross Friedman Ference LLP, about the process by which the Company could deregister its common stock under the Exchange Act, in particular, obtaining board approval and shareholder approval for a reverse stock split and making the requisite SEC filings. Mr. Schutt and Ms. Villafane indicated the Company’s desire to proceed with the reverse split.

On October 1, 2009, the Company’s board of directors acted by written consent to approve the reverse split.

Since September 2008, the Company has also been considering the possibility of a sale of the Company due to several factors. We operate in a mature industry of healthcare information technology and services which has been consolidating. There are about 50 Radiology Information Systems/Picture Archiving and Communication Systems (known as RIS/PACS) companies and we believe there are some economies of scale which the Company can achieve by combining with another company. Such potential economies of scale increased in importance due to the fact that Aspyra has not been profitable in recent years. Further, as a small company in a consolidating industry, the board believed there was a significant possibility that Aspyra would be approached by a potential buyer.

In September 2008, an international RIS company which was looking to acquire a PACS company in the U.S in order to enter the U.S market with an established company, initiated contact with the Company regarding a potential sale of the Company. Aspyra’s former SVP of Sales, Rob Pruter had worked for the president of this potential buyer and the buyer was aware of his position with Aspyra and contacted Mr. Pruter to learn more about Aspyra. In September 2008, Rob Pruter and James Helms had preliminary discussions with this potential buyer and made a presentation of Aspyra’s business and strategy.  This potential buyer closed the purchase of another PACS company in January 2009.

On April 6, 2009, Mr. Schutt and Mr. Lawal met with this potential buyer at a tradeshow and discussed the potential buyer’s continued interest in Aspyra. Mr. Schutt and Mr. Lawal also met with another potential buyer at this trade show and discussed the potential strategic fit between the two companies.

In June 2009 the Company signed a letter agreement with Roth Capital Partners, LLC (“Roth”), whereby Roth was retained by the Company to provide investment banking services, including with respect to a possible sale of the Company.

On October 30, 2009, Mr. Schutt, Mr. Lawal and Ms. Villafane had a conference call with a potential buyer about preliminary due diligence items and a request for additional information.

On November 16, 2009, Mr. Schutt, Ms. Villafane, and Mr. Lawal had a conference call with a private equity firm that expressed interest in possibly purchasing the Company.

On December 4, 2009, Mr. Lawal, Mr. Schutt, Ms. Villafane, and Mr. Zierick held a conference call with the Company’s board of directors to review a letter of intent with a potential buyer.

On December 8, 2009, and December 9, 2009, Mr. Lawal and Ms. Villafane held a series of meetings with a potential buyer to review the Company’s sales pipeline, financial statements and schedules and detailed product roadmap and customer analysis.

The Company is currently in ongoing negotiations with several parties who are conducting due diligence with respect to the sale of the Company. The Company has not entered into any binding agreements with respect to the sale of the Company.

Purposes, Alternatives and Effects of the Reverse Split

The purpose of the reverse split is to reduce the number of record holders of our common stock so that we will have fewer than 300 stockholders of record.  If the reverse if split is approved by shareholders, then following the reverse split, we will have fewer than 300 stockholders of record and we will be able to terminate our registration under the Exchange Act.  As a result of the termination of our registration under the Exchange Act:

•
We will not be required to file annual reports, quarterly and current reports which are due after we file the notice of termination of registration.  We currently file annual reports on Form 10-K, which include our audited year-end financial statements, quarterly reports on Form 10-Q, which include unaudited quarterly and year-to-date financial statements, and current reports on Form 8-K, which report significant matters.  If the reverse split becomes effective before March 31, 2010, we will not be required to file a Form 10-K for the year ended December 31, 2009.

•
We will not be required to provide you with an information statement in connection with a meeting of stockholders or with an information statement in connection with action taken without a meeting.  We would be required to give you notice of the meeting or notice of action taken without a meeting under the California General Corporation Law, but we would not be required to provide you with the information that is required to be included in a proxy statement or an information statement.

•
We would not be subject to provisions of the Sarbanes Oxley Act, which, among other provisions, would require us to obtain attestation by our independent auditors as to our internal controls over financial reporting.

•	Our officers, directors and 10% stockholders would not be required to file beneficial ownership reports on Forms 3, 4 and 5.

•	Holders who beneficially own 5% or more of our common stock would not be required to file statements of beneficial ownership on Schedules 13D or 13G.

In addition, many brokerage firms may have policies which discourage purchases and sales of stock of companies that are not reporting companies; however, our common stock is already affected by policies at many brokerage firms that discourage transactions in low price stocks.

As an alternative to the reverse split, the board considered:

•
Maintaining the status quo. However, due to the significant costs of being a public reporting company, and other considerations described herein, our board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

•
The sale of the Company. The Company has considered and is currently considering the sale of the Company. The Company is currently in ongoing negotiations with several parties who are conducting due diligence with respect to the sale of the Company. However, past negotiations terminated without an agreement, and with respect to the current negotiations, the Company has not entered into any binding agreement for the sale of the Company and there is no assurance any binding agreement will be reached. If a sale of the Company is not completed, the Company will continue to incur the expenses of being a public company without realizing the benefits of public company status. As a result, the Company intends to proceed with the reverse split unless and until a sale of the Company is completed.

Prior to November 16, 2009, our Common Stock traded on the NYSE Amex. On September 24, 2009, the Company received notice from NYSE Amex that the Company did not meet one of NYSE Amex’s continued listing standards as set forth in Part 10 of the NYSE Amex LLC Company Guide (the “Company Guide”). Specifically, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of NYSE Amex, as to whether the Company would be able to continue operations and/or meet its obligations as they mature. The Company was afforded the opportunity to submit a plan of compliance to NYSE Amex by October 26, 2009, addressing how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by March 24, 2010. Because the Company intends to deregister under the Exchange Act, the Company did not submit such a plan to NYSE Amex. On November 6, 2009, the Company filed a Form 25 with the SEC for the voluntary delisting of its common stock from NYSE Amex. The delisting was effective on November 16, 2009. As of November 16, 2009, our Common Stock is quoted on the Pink Sheets under the symbol APYI. This is likely to have an adverse impact on the trading and price of our Common Stock.

The ratio of one-for-101 was intended to enable us to be satisfied that, following the reverse split, we would have less than 300 stockholders of records, even if stockholders who hold shares in street name elected to hold their shares in their own names.

Reasons for the Reverse Split

Our board of directors considered many factors in unanimously approving the reverse split at this time, including the following:

•	The nature and limited extent of the trading in our common stock as well as the market value that the public markets are currently applying to us.

•
The direct and indirect costs associated with the preparation and filing of our periodic reports with the SEC, which we estimate at approximately $750,000 annually, consisting of the following:
•   Legal fees                                                                                        $139,000
•   Outside audit and Sarbanes-Oxley documentation consulting fees        $284,000
•   Stock exchange and annual meeting expenses                                     $38,000
•   Edgar filing fees                                                                                $14,000
•   Director fees (due to expected lower number of directors)                   $55,000
•   Director and officer insurance                                                            $55,000
•   Accounting and finance personnel expenses                                        $145,000

•
The fact that many other typical advantages of being a public company, including enhanced access to capital and the ability to use equity securities to acquire other businesses, are not currently sufficiently available to us, because of both our recent history of losses and the low price and limited trading volume in our stock, to justify such costs.

•	The current level of analyst coverage and limited liquidity for our common stock under current and reasonably foreseeable market conditions.

We believe that continued reporting pursuant to the Exchange Act does not provide any material benefit to us or our stockholders, while imposing significant costs of compliance. We believe that we and our stockholders are much better served by applying our financial and management resources to our operations. Following termination of the registration of our common stock under the Exchange Act, we will no longer incur external auditor fees, consulting and legal fees related to being a public company, including expenses related to compliance, planning, documentation and testing, in connection with the internal controls provisions of Section 404 of the Sarbanes-Oxley Act of 2002.  We may incur annual audit fees as a private company although the costs of such services have yet to be determined.   Additionally, such termination will eliminate the Company’s obligation to publicly disclose sensitive, competitive business information.  In addition to the related direct financial burden from being a public company, the thin trading market in our common stock has not provided the desired level of liquidity to our stockholders nor provided a meaningful incentive for our key employees.

In addition to the significant time and cost savings resulting from termination of our registration under the Exchange Act, the board believes that this action will allow our management to focus its attention and resources on building longer-term enterprise value.

While the factors listed above have existed for several years, their importance has increased, and the decision was made at this time, due to the following factors:

•
The Company’s current financial condition (as of September 30, 2009, the Company had cash of $564,862 and a working capital deficit of $8,367,049 (see “Summary Financial Information”)), which has made it imperative for the Company to seek ways to reduce expenses. Based upon our current plans, we believe that our existing cash reserves will not be sufficient to meet our current obligations and other obligations as they become due and payable. As of September 30, 2009, our average monthly cash usage is $265,000. Accordingly, we need to obtain additional debt or equity financing through a public or private placement of securities, or obtain a credit facility with a lender. Our ability to meet such obligations will depend on our ability to sell securities, borrow funds, reduce operating costs, or some combination thereof. Due to our recent losses, together with the worldwide economic downturn and the general lack of credit even for companies with strong balance sheets and positive operating results, our difficulties in obtaining financing are increasing. We may not be successful in obtaining necessary financing on acceptable terms, if at all.

•
The recent performance of the Company’s common stock (as of January 15, 2010, the last closing price of the Company’s common stock was $0.06 (see “Market and Market Price of Our Common Stock”)), which has made it increasingly unlikely that the Company will obtain material benefits from being a publicly reporting company.

•
As noted above, on September 24, 2009, the Company received notice from NYSE Amex that the Company did not meet one of NYSE Amex’s continued listing standards. The Company believes that had it not voluntarily delisted its common stock from NYSE Amex, its common stock likely would have been delisted from NYSE Amex. Further, the Company does not believe it qualifies for listing on any national securities exchange. The delisting of the Company’s common stock from NYSE Amex would further make it increasingly unlikely that the Company would obtain material benefits from being a publicly reporting company.

•
As noted above, the Company has had increasing difficulty obtaining financing, notwithstanding being a publicly reporting company. For example, in 2008 the Company completed a sale of convertible notes for gross proceeds of $2,775,000. In 2009, the Company completed a sale of convertible notes for gross proceeds of $1,000,000, and received gross proceeds from warrant exercises of $690,396. This increased difficulty in obtaining financing has contributed to the Company’s deteriorating financial position, and thus made it imperative for the Company to seek ways to reduce expenses. In addition, this increased difficult in obtaining financing indicates that the Company is not sufficiently benefiting from being a publicly reporting company to justify such expenses.

The detriments of the transaction for the Company and its stockholders, including its unaffiliated stockholders are that, so long as the Company is not a publicly reporting company, the Company’s common stock will trade, if at all, on the Pink Sheets and stockholders who are cashed out will cease to have any direct or indirect ownership interest in the Company and will not be able to participate in any future earnings or growth of the Company.  Companies that do not file annual, quarterly and current reports under the Exchange Act are not eligible for listing on a national securities exchange or quotation on the Over-the-Counter Bulletin Board. This is likely to have a negative effect on the trading and market for the Company’s common stock, and thus may make it more difficult for the Company to obtain financing. In addition, because we will no longer file annual, quarterly and current reports under the Exchange Act, there will be little available public information available about the Company, which is also likely to have a negative effective effect on the trading and market for the Company’s common stock, and thus may make it more difficult for the Company to obtain financing. As noted above, however, prior to the Company’s voluntary delisting of its common stock from the NYSE Amex, the Company received notice from NYSE Amex that it was not in compliance with the NYSE Amex’s listing standards, and the Company believes that, had it not voluntarily delisted its common stock from NYSE Amex, the Company’s common stock would likely have been delisted by NYSE Amex. Further, the Company believes it cannot currently qualify for listing on any national securities exchange, notwithstanding being a public reporting company. In addition, as noted above, due to the Company’s operating results and economic conditions, and the poor performance of the Company’s common stock, the Company has had increasing difficulty obtaining needed financing notwithstanding being a public reporting company. Further, with respect to shareholders who are cashed out and thus unable to participate in any future earnings or growth of the Company, the Company believes any detriment as a result of being cashed out is likely to be minor due to such stockholders’ de minimis interest in the Company (currently valued at no more than $6.06, based on the closing price of the Company’s common stock as of January 15, 2010), and the Company’s financial condition and performance (see “Summary Financial Information”).  As a result, the Company believes that any detriment due to deregistering its common stock under the Exchange Act will be minor and is outweighed by the benefits set forth above.

The Company has in the past considered, is currently considering, and may consider in the future consider, the sale of all or part of the Company’s business. However, all of our past discussions terminated without any agreement and we cannot give any assurance that we would be able to sell all or part of the Company’s business.

The reasons for the structure of the transaction are as follows:

•
The reverse split will reduce the number of shareholders of record below 300, and thus allow the Company to terminate the registration of the Company’s Common Stock under the Exchange Act. The structure of the transaction thus allows the Company to achieve its objective of deregistering its common stock under the Exchange Act.

•
The price to be paid for fractional shares will be based on the market price of the common stock, which the board believes is a readily determinable and fair price, as it is indicative of the value of the Company on a going concern basis.

•
The one-for-101 ratio for the reverse split was based on an analysis of our outstanding stock and was intended to result in our common stock being owned by less than 300 stockholders in order that we can terminate our registration under the Exchange Act.

Effects of the Reverse Split on our Affiliates

Rodney Schutt, our chief executive officer and a director, until his resignation on December 18, 2009, owns 161,538 shares of common stock, representing approximately 0.9% of our outstanding common stock. Following the reverse split, Mr. Schutt will own 1,599 shares of common stock, which will represent approximately 0.9% of our outstanding common stock after the reverse split.

The estate of C. Ian Sym-Smith (a former director of the Company who died in September 2009) owns 1,560,982 shares, representing approximately 9.1% of our outstanding common stock. Following the reverse split, the estate of C. Ian Sym-Smith will own 15,455 shares of common stock, which will represent approximately 9.1% of our outstanding common stock after the reverse split.

Bradford G. Peters, a former director of the Company, owns 2,269,711 shares, representing approximately 13.2% of our outstanding shares. Following the reverse split, Mr. Peters will own 22,472 shares of common stock, which will represent approximately 13.2% of our outstanding common stock after the reverse split.

James Shawn Chalmers owns 2,289,660 shares, representing approximately 13.3% of our outstanding common stock. Following the reverse split, Mr. Chalmers will own 22,669 shares of common stock, which will represent approximately 13.3% of our outstanding common stock after the reverse split. . Mr. Chalmers states that he does not own any Common Stock directly but he is (i) the sole director and President and majority shareholder of J&S Ventures, Inc.; (ii) the sole manager and holder of 75% of the membership interests of Orion Capital Investments, LLC; and (iii) the sole trustee and sole beneficiary of the J. Shawn Chalmers Revocable Trust dated August 13, 1996.

No other officer or director owns any significant number of shares.

In addition to the shares owned by officers and directors, four of our directors hold options to purchase a total of 269,997 shares of common stock at exercise price ranging from $0.22 per share to $2.48.  As a result of the reverse split, these options will entitle the holders to purchase approximately 2,674 shares of common stock at exercise prices ranging from $22.22 to $250.48 per share.

Under the Internal Revenue Code of 1986, as amended, our affiliates would recognize capital gain or loss on the cash issued in lieu of fraction shares, based upon the difference between the proceeds received over the basis of the shares.  Since no affiliate would receive more than the last closing price of our common stock as of the effective date of the reverse split (as adjusted for the reverse stock split) (as of January 15, 2010, the last closing price of our common stock was $0.06, or $6.06 as adjusted for the reverse split) in lieu of fractional shares, the tax consequences to our affiliates are not material.

Effects and Tax Consequences of the Reverse Split on our Other Stockholders

The combination and exchange of each 101 shares of the common stock into one share of new common stock should be a tax-free transaction for federal income tax purposes to United States persons who hold the shares as capital assets, and the holding period and tax basis of the old common stock will be transferred to the new common stock received in exchange therefore, including the fractional shares.  The cash paid for fractional shares will be treated as a payment in redemption of the fractional shares and the stockholder will recognize a capital gain or loss, as the case may be, on the difference between the stockholder’s basis in the fractional share and the payment in lieu of the fractional share.

Each United States stockholder who owns 101 shares or an integral multiple of 101 shares will receive one share for each 101 shares owned by the stockholder and no cash in lieu of fractional shares.  If the shares are held as capital assets, the stockholder’s basis would be transferred to the new shares and no tax would be payable as a result of the reverse split.

Each stockholder who owns less than 101 shares or who owns more than 101 shares in different accounts, with each account holding less than 101 shares at the effective date of the reverse split will cease to be a stockholder and will receive cash in lieu of fractional shares.   The stockholder will receive a payment of less than the last closing price of our common stock as of the effective date of the reverse split (as of December 29, 2009 , the last closing price of our common stock was $0.10 ) for each account, depending on the number of shares of common stock held in the account.  This payment, assuming the stockholder is a United States person and holds the stock as a capital asset, would be a long or short term capital gain, based on his or her basis in the stock and holding period.  If you receive cash in lieu of all of your shares, you will not have the opportunity to participate in and potentially benefit from any future business combination transaction in which we may engage. However, we cannot give any assurance that any such transaction would result in any payment to our stockholders.

Each stockholder who owns 101 or more shares will continue to be a stockholder and will receive both stock and cash in lieu of fractional shares, if any.  The stockholder’s basis in the shares will be spread over all of the shares, including fractional shares, that are received in the reverse split.  The stockholder will receive the whole number of shares issuable as a result of the reverse split and a cash payment of less than the last closing price of our common stock as of the effective date of the reverse split for each account for fractional shares (as adjusted for the reverse split).  This payment, assuming the stockholder is a United States person and holds the stock as a capital asset, would be treated as long or short term capital gain treatment, based on his or her basis in the fractional shares stock and stockholder’s holding period.

If you continue to remain a stockholder, you will still retain the rights of a minority stockholder under the California General Corporation Law and the directors will continue to have a fiduciary duty toward you as a stockholder.  However, you would not necessarily receive any financial or other information on us, except to the limited extend required by the California General Corporation Law.  We believe that the elimination of the expenses resulting from the reverse split and the consequent termination of our registration under the Exchange Act will improve our financial condition and results of operations, and thus improve our chances of completing a sale of the Company.  As a result, if you continue as a stockholder, you would have the opportunity to participate in any acquisition transaction.  However, we cannot assure you that you would realize any benefit from such a transaction.

The discussion relating to taxes is limited to federal income tax consequences to United States persons who hold the common stock as a capital asset and should not be considered as tax or investment advice.  The tax consequences of the reverse split may not be the same for all stockholders. You should consult your own tax advisors to know how federal, state, local and foreign tax laws affect you.

Fairness of the Reverse Split to Unaffiliated Stockholders

The Company believes that the reverse split is fair, both substantively and procedurally, to the Company’s unaffiliated stockholders.  The amendment to our articles of incorporation was unanimously approved by all of our directors, most of whom are independent, do not have a significant equity interest in the Company and would not receive any significant benefit from the reverse split.   In determining that the reverse split is fair to the unaffiliated stockholders, the directors considered the factors described under “Special Factors – Reasons for the Reverse Split.”

In approving the reverse split, our directors also considered the following other factors in order that the reverse split is fair to the unaffiliated stockholders :

•
The price paid for fractional shares will be based on the last closing price of the common stock as of the effective date of the reverse split. The Company believes the current market price of the common stock, rather than the book value, is fair to stockholders, because the market value is indicative of the current value of the Company on a going concern basis, whereas book value is an accounting concept based on historical cost. As of  September 30, 2009, the book value per share of the Company’s common stock was approximately $0.24, based on stockholders’ equity of $4,199,246 and 17,201,327 shares of common stock outstanding as of September 30, 2009. The Company did not consider any particular valuation technique with respect to the purchase of the fractional shares. The Company did not consider, and did not calculate, the going concern and liquidation value of the Company because of the following factors:

•
The Company believes that, in the event of a liquidation, shareholders would receive no value for their shares because, in liquidation, the Company would receive, little, if any value for its intangible assets. As of  September 30, 2009, the Company’s net tangible book value was ($5,048,869) or ($0.29) per share.

•	Due to the Company’s financial condition and operating results, there is substantial doubt about the Company’s ability to continue as a going concern. As noted above, based upon our current plans, we believe that our existing cash reserves will not be sufficient to meet our current obligations and other obligations as they become due and payable. Our ability to meet such obligations will depend on our ability to sell securities, borrow funds, reduce operating costs, or some combination thereof. Due to our recent losses, together with the worldwide economic downturn and the general lack of credit even for companies with strong balance sheets and positive operating results, our difficulties in obtaining financing are increasing. We may not be successful in obtaining necessary financing on acceptable terms, if at all. If we are unable to obtain necessary financing, it may be necessary to for us to cease operations and seek protection under the Bankruptcy Act, in which event our shareholders would receive no value for their shares.

•	The reverse split provides stockholders, including unaffiliated stockholders, who own less than 101 shares with liquidity in a stock which has a limited trading market.

•
Stockholders, including unaffiliated stockholders, who hold 101 or more shares retain an interest in us.  If these stockholders, including unaffiliated stockholders, desire to obtain cash for their shares, they have the ability to divide their stockholdings among different accounts so that all accounts can be cashed out.

In addition, we believe that the elimination of the expenses resulting from the reverse split and the consequent termination of our registration under the Exchange Act will improve our financial condition and results of operations, and thus improve our chances of completing a sale of the Company.  As a result, stockholders, including unaffiliated stockholders, who continue to own shares of the Company would have the opportunity to participate in any acquisition transaction.  However, we cannot assure you that stockholders would realize any benefit from such a transaction.

The amendment to our articles of incorporation requires approval of the holders of the majority of our outstanding shares of common stock. We are not seeking approval by a majority of unaffiliated stockholders.

Neither our board nor our independent directors has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purpose of negotiating the terms of the reverse split.  We believe that it was not necessary to retain an unaffiliated representative to negotiate the terms of the reverse split because:

•	The price at which fractional interests will be bought will be based on the market price of the common stock.

•	There is a limited trading market in our common stock.

•	A majority of our directors are independent and will receive no benefit as a result of the reverse split.

•	The amendment to our articles of incorporation which effects the reverse split was unanimously approved by our directors.

•	Under the California General Corporation Law, the holders of a majority of our shares of common stock have the right to take action without the consent of other stockholders.

During the past two years, we have not received any firm offers relating to the merger or consolidation of us with or into another company, the sale or other transfer of all or any substantial part of our assets or a purchase of our securities that would enable the holder to exercise control of us.

We did not receive any report, opinion or appraisal from a third party in connection with the reverse split.

As an alternative to the reverse split, the board considered:

•
Maintaining the status quo. However, due to the significant costs of being a public reporting company, and other considerations described herein, our board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

•
The sale of the Company. The Company has considered and is currently considering the sale of the Company. The Company is currently in ongoing negotiations with several parties who are conducting due diligence with respect to the sale of the Company. However, past negotiations terminated without an agreement, and with respect to the current negotiations, the Company has not entered into any binding agreement for the sale of the Company and there is no assurance any binding agreement will be reached. If a sale of the Company is not completed, the Company will continue to incur the expenses of being a public company without realizing the benefits of public company status. As a result, the Company intends to proceed with the reverse split unless and until a sale of the Company is completed.

In view of the foregoing, our board believes that the reverse split is substantively and procedurally fair to all unaffiliated stockholders, including those who will be cashed out and those who will continue to own shares of our common stock.

AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT 101-TO-1 REVERSE STOCK SPLIT

Our board of directors has approved an amendment to our articles of incorporation to effect a 101-to-1 reverse stock split. If the reverse split is approved by shareholders, the reverse split will become effective upon the filing of the amendment to the articles of incorporation with the Secretary of State of the State of California. If the reverse split is approved by stockholders, we will file the amendment to our articles of incorporation to effect the reverse stock split as soon as practicable following stockholder approval.

The amendment to the articles of incorporation will effect a 101-to-1 reverse split in our common stock, no par value (“Common Stock”). As a result of the reverse split, each 101 shares of  Common Stock (the “Old Shares”) will become and be converted into one share of  Common Stock (the “New Shares”). We will pay cash for fractional shares. As a result, any shareholder who owns less than 101 shares will cease to be a shareholder, and thus will cease to have any direct or indirect ownership interest in the Company and will not be able to participate in any future earnings or growth of the Company.

Our certificate of incorporation presently authorizes the issuance of 75,000,000 shares of common stock, no par value (“Common Stock”), and 500,000 shares of preferred stock, no par value (“Preferred Stock”).  As of January 15, 2010, 17,201,327 shares of  Common Stock and no shares of Preferred Stock are outstanding. The number of authorized shares of  Common Stock and Preferred Stock and the par value of our  Common Stock and Preferred Stock will not be affected by the amendment to our articles of incorporation.

No fractional shares of common stock will be issued in the reverse split.  We will pay cash in lieu of fractional shares based on the last closing price of our common stock as of the effective date of the reverse split.

We presently have 75,000,000 authorized shares of  Common Stock, of which 17,201,327 shares are outstanding, 8,653,078 shares are reserved for issuance upon exercise of outstanding debentures, 6,797,233 shares are reserved for issuance upon exercise of outstanding warrants, and 1,865,000 shares are reserved for issuance under outstanding options.

The reverse stock split will not change the number of authorized shares of the Company’s common stock under the Company’s articles of incorporation. Because the number of issued and outstanding shares of Common Stock will decrease, the number of shares of Common Stock remaining available for issuance will increase. The Company does not currently have any plans, proposal or arrangement to issue any of its authorized but unissued shares of Common Stock.

By increasing the number of authorized but unissued shares of Common Stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the board of directors. For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The reverse split may have the effect of permitting the Company’s current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.  However, the board of directors is not aware of any unsolicited attempt to take control of the Company and the board of directors has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device. The Company’s articles of incorporation and by-laws do not have any anti-takeover provisions.

The reverse split will become effective upon the filing with the California Secretary of State of an amendment to our articles of incorporation which states that, upon the filing of the articles of amendment, each share of common stock then issued and outstanding would automatically become and be converted into 1/101 share of common stock, which is approximately 0.0099 shares.  Each option or warrant to purchase one share of common stock will become an option to purchase 1/101 shares of common stock at an exercise price equal to 101 times the exercise price in effect immediately prior to the reverse split. The number of shares of common stock underlying convertible debentures will decrease by a factor of 101 and the conversion of the convertible debentures will increase by a factor by 101.

As a result of the reverse split:

•	We will have approximately 170,227 shares of Common Stock outstanding;

•	Approximately 18,465 shares of Common Stock will be issuable upon exercise of outstanding options with exercise prices ranging from $22.22 to $250.48.

•
Approximately 85,674 shares of Common Stock will be issuable upon conversion of outstanding convertible debentures, including approximately 53,735 shares issuable at a conversion price of $55.55 and approximately 31,939 shares issuable at a conversion price of $31.31.

•
Approximately 67,299 shares of Common Stock will be issuable upon exercise of outstanding warrants, including approximately 23,144 warrants with an exercise price of $55.55 and 44,155 warrants with an exercise price of $31.31.

The reverse split will decrease the number of shares of Common Stock outstanding and presumably increase the per share market price for the Common Stock. However, we cannot predict what effect, if any, the reverse split will have on the market for or the price of our Common Stock.  Because we will cease to be a reporting company, brokers may be reluctant to process trades in our stock.  Stocks that are not listed on a stock exchange or market or trade for less than $5.00 may be subject to restrictions pursuant to the internal rules of many brokerage houses.  These restrictions tend to adversely impact a stock’s marketability and, consequently, the stock’s price.  Since our stock price is presently very low, it is possible that some of these restrictions may already affect our stock.

Based on the reduced number of record holders of our common stock our board of directors has elected to terminate our registration under the Exchange Act following the effectiveness of the reverse split. We estimate the anticipated cost savings resulting from the elimination of reporting obligations will be approximately $750,000 annually. We believe that continued reporting pursuant to the Exchange Act does not provide any material benefit to us or our stockholders, while imposing significant costs of compliance. We believe we and our stockholders are better served to the extent that we can apply our financial and management resources to our operations.

Principal Effects of the Reverse Split

As described above, the total number of shares of common stock that are outstanding and are issuable upon conversion of convertible debentures and exercise of options and warrants will be reduced by 100/101 (or approximately 99.01%).

We will obtain a new CUSIP number and we expect to obtain a new stock symbol for the new common stock effective at the time of the reverse split. Following the effectiveness of the reverse split, we will provide each record holder of common stock with information to enable such holder to obtain new stock certificates.

The certificate of amendment to our articles of incorporation, in the form of Appendix A hereto, will be filed with the Secretary of State of California and the reverse split will become effective as of the close of business on the date of such filing.

Our stockholders will not have any right of appraisal or any other right with respect to the reverse split and the deregistration of our common stock under the Exchange Act other than the right to receive cash for fractional shares as described in this Proxy Statement.

Market and Market Price for Our Common Stock

As noted above, prior to November 16, 2009, our Common Stock traded on the NYSE Amex under the symbol APY. On November 6, 2009, the Company filed a Form 25 with the SEC for the voluntary delisting of its common stock from NYSE Amex. The delisting was effective on November 16, 2009. Since November 16, 2009, our Common Stock has been quoted on the Pink Sheets under the symbol APYI.  The following table sets forth for the periods indicated, the range of the high and low sale prices for the common shares. The prices do not include retail markups, markdowns, or commissions.

	High	Low
Fiscal 2007 ending December 31
Fir First Quarter	$2.45	$1.60
Sec Second Quarter	2.45	1.64
Thi Third Quarter	2.35	1.60
Fou Fourth Quarter	2.61	1.50

Fiscal 2008 ending December 31
Firs First Quarter	1.79	0.34
Sec Second Quarter	0.90	0.32
Thir Third Quarter	0.82	0.18
Fou Fourth Quarter	0.71	0.01
Ffff
Firs Fiscal 2009 ending December 31
F f First Quarter	2.98	0.15
S S Second Quarter	0.45	0.21
Thir Third Quarter	0.30	0.16
Fou Fourth Quarter	0.28	0. 01

Fiss Fiscal 2010 ending December 31
Firs First Quarter (as of January 26, 2010)	0.125	0.05

On January 26, 2010, the last reported sales price of our common stock was $0.07 per share.

We did not declare or pay any cash dividends in 2009, 2008 or 2007, and we do not anticipate paying cash dividends in the foreseeable future.

RELATED PARTY TRANSACTIONS

2009 Private Placement ..

In connection with a private placement pursuant to which, on February 12, 2009, the Company issued and sold, to eight accredited investors, $1,000,000 in principal amount of secured convertible notes, with a conversion price of $0.31 per share, together with warrants to purchase an additional 5,774,194 shares of the Company’s common stock at an exercise price of $0.31 per share, C. Ian Sym-Smith, then a director of the Company, purchased a convertible note in the principal amount of $75,000, and was issued warrants to purchase 433,065 shares of common stock at an exercise price of $0.31.

Consulting Agreement with MV Advisors II, LLC

On June, 26, 2008, the Company renewed its consulting agreement with MV Advisors II, LLC (“MV Advisors”), a consulting firm of which Mr. John Mutch, the Company’s then-Chairman of the Board, is the sole member and Managing Partner.  Under the agreement, MV Advisors provides strategic consulting services to the Company and receives an annual fee of $75,000, payable in non-refundable quarterly advances, offset by the amount of any retainer or meeting fees that Mr. Mutch is eligible to receive for his Board service.  In addition, MV Advisors will be paid a success fee, payable for up to 6 years, equal to 5% of the value of certain customer contracts secured by the Company as a result of the efforts of MV Advisors. MV Advisors was also granted rights to purchase at least $250,000 of certain future offerings of Company equity securities. The consulting agreement has an initial term of one year commencing with Mr. Mutch’s becoming a director of the Company and will automatically renew for successive one year terms unless either party notifies the other of its intent not to renew the agreement. In his capacity as a consultant to the Company through MV Advisors, Mr. Mutch was also awarded a non-qualified stock option under the Company’s 2005 Stock Incentive Plan exercisable for 240,000 shares of the Company’s Common Stock, vesting in equal monthly installments over three years, subject to full acceleration upon a change in control of the Company and also upon certain terminations of Mr. Mutch’s services. Mr. Mutch resigned from the Company’s Board of Directors on April 28, 2009.

Placement Agent Services by Great American Investors, Inc.

One of our current directors, Jeffrey Tumbleson, is the brother of the managing director of Great American Investors, Inc. (“GAI”). We engaged GAI as placement agent for the private placement that closed on February 12, 2009, pursuant to which, the Company issued and sold, to eight accredited investors, $1,000,000 in principal amount of secured convertible notes, with a conversion price of $0.31 per share, together with warrants to purchase an additional 5,774,194 shares of the Company’s common stock at an exercise price of $0.31 per share. In  consideration for their services in that transaction, we paid GAI $40,000, together with a warrant to purchase 129,032 shares of our common stock at an exercise price of $0.31. GAI also acted as placement agent for three private placements of the Company’s securities in November 2005, May 2006, and March 2008 and in connection with those three prior transactions we paid GAI fees in the amount of $150,000 in 2005, $315,000 in 2006, and a note in the amount of $210,000 in 2008.

Exchange of Certificate and Elimination of Fractional Share Interests

On the effective date of the reverse split, each Old Share will automatically be combined and changed into 1/101 New Share. No additional action on our part or on the part of any stockholder will be required in order to effect the reverse split. Stockholders will be requested to exchange their certificates representing Old Shares held prior to the reverse split for new certificates representing New Shares issued as a result of the reverse split. Stockholders will be furnished the necessary materials and instructions to enable them to effect such exchange promptly after the effective date. Certificates representing Old Shares subsequently presented for transfer will not be transferred on our books and records, but we will effect the conversion of the Old Shares into New Shares. Stockholders should not submit any certificates until requested to do so.

As discussed above, no fractional New Shares stock will be issued to any stockholder. Accordingly, if you would otherwise be entitled to receive fractional New Shares, you will be paid for your fractional shares based on the last closing price of our common stock as of the effective date of the reverse split.  In order to receive any fractional shares to which you may be entitled, you must present your stock certificate for exchange.  If you fail to deliver your stock certificate, the cash payable in respect of your fractional shares will be held until you deliver your stock certificate.  However, if you have not delivered your stock certificate prior to the date on which we pay unclaimed cash to a public official pursuant to relevant abandoned property laws, in which event you will have to comply with the provisions of the abandoned property laws in order to receive your cash.  We will not pay any interest on amounts due in lieu of fractional shares.

In the event any certificate representing Old Shares is not presented for exchange upon our request, any dividends or other distributions that may be declared after the effective date of the reverse split with respect to the New Shares represented by such certificate will be withheld by us until the certificate for the Old Shares has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

Possible Transactions Following Termination of Registration under the Exchange Act

We have in the past and are currently engaged in discussions with other companies with respect to the sale of all or part of our business. These discussions have not resulted in any agreement. We continue to solicit inquiries from companies in our industry that are evaluating the possibility of acquiring all or part of our business. We will negotiate in good faith with respect to proposals that the board of directors believes are in our best interest.  There is no assurance any agreement for the sale of all or part of our business will be reached.

Federal Income Tax Consequences of the Reverse Stock Split

The combination and change of each 101 Old Shares into one New Share should be a tax-free transaction, and the holding period and tax basis of the Old Shares will be transferred to the New Shares received in exchange therefore.  Provided that the Old Shares are held as a capital asset, the cash paid for fractional shares will be treated as a payment in redemption of the fractional shares and the stockholder will recognize a capital gain or loss, as the base may be, on the difference between the stockholder’s basis in the fractional share and the payment in lieu of the fractional share.

This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

No Appraisal Rights

An appraisal right is a right granted by the laws of the state of a corporation’s incorporation which provide dissenting stockholders who follow a procedure set forth in the statute to seek to obtain value for their shares.  A reverse split is not a transaction which gives stockholders any rights of appraisal.  As a result, you will not have any rights of appraisal with respect to the reverse split, or any other right with respect to the reverse split and the deregistration of our common stock under the Exchange Act other than the right to receive cash for fractional shares as described in this Proxy Statement.

Accounting Consequences of the Reverse Stock Split

 As a result of the reverse split:

•
The number of outstanding shares of common stock will be reduced from 17,201,327 shares, which are outstanding on the date of this information, to approximately 170,227 shares.  The exact number of shares outstanding after the reverse split will be determined following the effectiveness of the reverse split.

•
The purchase of the fractional shares will be treated as the purchase of treasury stock and will be reflected in the stockholders’ equity section of our balance sheet as a reduction of additional paid-in capital in the amount of our payment in lieu of fractional shares, which is estimated at approximately $500.

The par value of the Common Stock will remain unchanged at no par value after the reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

SUMMARY FINANCIAL INFORMATION

The following tables set forth certain selected consolidated financial information derived from our unaudited financial statements for the nine months ended September 30, 2009 and 2008, which are included in our Form 10-Q quarterly report for the nine months ended September 30, 2009, and our financial statements for the years ended December 31, 2008 and 2007, which are included in our Form 10-K annual report for the year ended December 31, 2008.  Our Form 10-Q quarterly report for the nine months ended September 30, 2009 and our Form 10-K annual report for the year ended December 31, 2008, accompany this Proxy Statement and the financial statements, including the notes thereto, are incorporated by reference into this Proxy Statement.

The summary financial information does not include the ratio of earnings to fixed charges since we did not have earnings in any period.

Pro forma financial information is not presented since the reverse split will not have any effect on our financial condition or the results of our operations.

Our book value per share, as of September 30, 2009, is approximately $0.34, based on stockholders’ equity of $4,293,245 and 12,598,688 shares of common stock outstanding as of September 30, 2009.

Statement of Operations Information

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Revenues:
System sales	14.2%	21.6%	16.0%	23.3%
Service revenues	85.8	78.4	84.0	76.7
Total revenues	100.0	100.0	100.0	100.0
Cost of products and services sold:
System sales	29.2	21.4	27.6	25.2
Service revenues	33.2	27.3	29.3	27.8
Total cost of products and services	62.4	48.7	56.9	53.0

Gross profit	37.6	51.3	43.1	47.0

Operating expenses:
Selling, general and administrative	78.0	64.2	76.4	68.4
Research and development	15.8	18.1	22.6	20.6
Total operating expenses	93.8	82.3	99.0	89.0

Operating loss	(56.2)	(31.0)	(55.9)	(42.0)

Loss before provision for income taxes	(82.7)	(33.1)	(77.6)	(46.8)
Provision for income taxes	—	—	—	—

Net loss	(82.7)	(33.1)	(77.6)	(46.8)
Deemed Dividend	(12.5)	—	(3.8)	—

Net loss applicable to common shareholders	(95.2)	(33.1)	(81.4)	(46.8)

	Fiscal Year Ended December 31, 2008	Fiscal Year Ended December 31, 2007
Revenues:
System sales	20.6%	31.5
Service revenues	79.4	68.5

Total revenues	100.0	100.0

Cost of products and services sold:
System sales	25.3	24.9
Service revenues	28.8	27.7

Total cost of products and services	54.1	52.6

Gross profit	45.9	47.4

Operating expenses:
Selling, general and administrative	72.9	65.4
Impairment of goodwill	6.8	—
Research and development	21.4	22.9

Total operating expenses	101.1	88.3

Operating loss	(55.2)	(40.9

Loss before provision for income taxes	(60.8)	(41.0

Provision for income taxes	0.1	—

Net loss	(60.9)	(41.0

Deemed dividend	—	(7.7

Net loss applicable to common shareholders	(60.9)	(48.7

Balance Sheet Information

	September 30,	December 31,
	2009	2008	2007
Working capital (deficiency)	$(8,367,049)	$(3,874,415)	$(4,007,912))
Total assets	14,632,753	15,164,558	16,770,507
Total current liabilities	10,348,136	5,714,370	5,908,457
Long-term liabilities	85,371	2,658,048	348,285
Stockholders’ equity	4,199,246	6,792,140	10,513,765

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT A 101-TO-1 REVERSE STOCK SPLIT.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information about shares of common stock beneficially owned as of January 15, 2010 by:

▪	each of our directors, executive officers and our executive officers and directors as a group; and
▪	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock;

Name and Position (15)	Shares of Common Stock Beneficially Owned	Percentage
Rodney Schutt Former Chief Executive Officer and Director	161,538 (1)	*
Lawrence S. Schmid Director	39,166 (2)	*
Robert S. Fogerson, Jr. Director	35,666 (3)	*
Norman R. Cohen Director	14,166 (4)	*
James Zierick Chairman	231,666 (5)	1.33%
Jeffrey Tumbleson Director	16,665 (6)	*
All officers and directors as a group (six individuals)	498,867	2.86%
Estate of C. Ian Sym-Smith (7)	2,433,966 (8)	13.47%
Bradford G. Peters (9)	2,647,513 (10)	15.06%
Bicknell Family Holding Co. LLC (11)	1,909,135 (12)	9.99%
Potomac Capital Management (13)	946,000	5.50%
James Shawn Chalmers (14)	2,289,660	13.31%

 * less than 1%.

(1)  Does not include 700,000 shares issuable under currently non-exercisable options held by Mr. Schutt.

(2) Includes 14,166 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of January 15, 2010 held by Mr. Schmid, but excludes 25,834 shares of common stock issuable under currently non-exercisable stock options held by Mr. Schmid. Mr.  Schmid’s address is c/o Strategic Directions International, Inc., 6242 Westchester Parkway, Suite 100, Los Angeles, CA 90045.

(3) Includes 14,166 shares of Common Stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of January 15, 2010 held by Mr. Fogerson but excludes 25,834 shares of common stock issuable under currently non-exercisable stock options held by Mr. Fogerson. Mr.  Fogerson’s address is 2111 Austrian Pine Lane, Minnetonka, MN 55305.

(4) Includes 14,166 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of January 15, 2010 held by Mr. Cohen but excludes 25,834 shares of common stock issuable under currently non-exercisable stock options held by Mr. Cohen.

(5) Includes 231,166 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of January 15, 2010 held by Mr. Zierick but excludes 23,334 shares of Common Stock issuable under currently non-exercisable stock options held by Mr. Zierick. (7) C. Ian Sym-Smith was a director of the Company from November 2005 until his death on September 18, 2009. Edd H. Hyde is the executor of the estate of Mr. Sym-Smith and has voting and dispositive powers over the shares of the Company owned by the estate.

(6) Includes 16,665 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of January 15, 2010 held by Mr. Tumbleson but excludes 53,335 shares of common stock issuable under currently non-exercisable stock options held by Mr. Tumbleson.  Mr. Tumbleson’s address is 2107 Ipswitch Ct, Thompson’s Station, TN 37179.

(7) C. Ian Sym-Smith was a director of the Company from November 2005 until his death on September 18, 2009. Edd H. Hyde is the executor of the estate of Mr. Sym-Smith and has voting and dispositive powers over the shares of the Company owned by the estate.

(8) Includes 14,166 shares of Common Stock issuable under stock options that may be exercisable within 60 days of January 15, 2010, but excludes 25,834 shares of Common Stock issuable under currently non-exercisable stock options held by the estate of Mr. Sym-Smith. Also includes 423,753 shares of Common Stock issuable upon conversion of convertible debentures held by the estate of Mr. Sym-Smith and 433,065 shares of Common Stock issuable upon exercise of warrants held by the estate of Mr. Sym-Smith.

(9) Bradford G. Peters was a director of the Company from November 2005 to January 2008.

(10) Includes 14,166 shares of Common Stock issuable under stock options that may be exercisable within 60 days of January 15, 2010, but excludes 25,834 shares of Common Stock issuable under currently non-exercisable stock options held by Mr. Peters. Also includes 363,636 shares of Common Stock issuable upon conversion of convertible debentures held by Mr. Peters. Mr. Peters’s address is 21 Grove Lane, Greenwich, CT 06831.

(11) Martin C. Bicknell is the manager of Bicknell Family Holding Co., LLC and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person, with voting and investment power (directly or with others), of the securities of the Company owned by Bicknell Family Holding Co., LLC. Mr. Bicknell disclaims beneficial ownership of these securities. Bicknell Family Holding Co., LLC’s address is 7400 College Blvd., Suite 205, Overland Park, Kansas 66210.

(12) The holder owns convertible notes convertible into an aggregate of 3,563,050 shares of Common Stock and warrants to purchase an aggregate of 4,582,404 shares of Common Stock. The notes and warrants owned by the holder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 9.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly.

(13) Potomac Capital Management LLC’s address is 825 Third Avenue, 33rd Floor, New York, NY 10022. Based on information contained in Schedule 13G/A filed with the SEC on May 6, 2009 by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit as joint filers. Paul J. Solit is the Managing Member of Potomac Capital Management LLC and President of Potomac Capital Management Inc. All of the joint filers state that they have shared voting and shared dispositive power over 946,000 shares. The joint filers state that they own an aggregate of 946,000 shares of Common Stock.

(14)    Mr. James Shawn Chalmers’ address is 705 South 10th Street, Blue Springs, Missouri 64015. Mr. Chalmers states that he does not own any Common Stock directly but he is (i) the sole director and President and majority shareholder of J&S Ventures, Inc.; (ii) the sole manager and holder of 75% of the membership interests of Orion Capital Investments, LLC; and (iii) the sole trustee and sole beneficiary of the J. Shawn Chalmers Revocable Trust dated August 13, 1996.

(15) The address and phone number of each person, and of all other officers and directors of the Company set forth under “Management” below, unless otherwise indicated, is c/o Aspyra, Inc., 4360 Park Terrace Drive, Suite 220, Westlake Village, phone number 818-880-6700.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of January 15, 2010. None of the persons named in the table own any options or convertible securities.

MANAGEMENT

Set forth below is information regarding our directors and executive officers.

Rodney W. Schutt	44	Former Chief Executive Officer and Director
Anahita Villafane	39	Former Chief Financial Officer and Secretary
Ademola Lawal	33	Chief Executive Officer, Chief Operating Officer and Director
Marina Varela	37	Chief Accounting Officer and Secretary
James Zierick	52	Chairman
Lawrence S. Schmid	67	Director
Robert S. Fogerson, Jr.	56	Director
Norman R. Cohen	72	Director
Jeffrey Tumbleson	41	Director

Rodney W. Schutt   served as Chief Executive Officer and as a director of Aspyra from November 2008 until his resignation on December 18, 2009.  Prior to becoming the Chief Executive Officer at Aspyra, Mr. Schutt served, between July 2007 and July 2008, as the Chief Operating Officer for Luminetx, a provider of bioscience technologies based in Memphis, TN.  Prior to his position with Luminetx, between August 2004 and May 2007, Mr. Schutt served as Vice President of Business Development and Global Commercial Operations for Smith and Nephew Orthopaedics, a public medical device company, and prior to this held various positions at GE Healthcare. Mr. Schutt holds a B.A. degree in Business Administration from Marion College.

Anahita Villafane   served as the Chief Financial Officer of Aspyra from June 2005 and secretary from November 2005 until her resignation on December 28, 2009. Ms. Villafane also served as Aspyra’s controller and Chief Accounting Officer from April 2000 to June 2005. Prior to April 2000, Ms. Villafane was an audit manager with BDO Seidman, LLP since 1996. Ms. Villafane received a B.S. in Accounting from California State University at Northridge, and is a Certified Public Accountant.

Ademola Lawal has served as the Chief Operating Officer of Aspyra since April 2009 and as Chief Executive Officer and Director since December 18, 2009.  Mr. Lawal also served as Aspyra’s Vice President of Strategy and Business Development from June 2008 to April 2009.  Prior to Aspyra, he spent six years at GE Healthcare where he was a Director of Service.  Mr. Lawal earned his Six Sigma Black Belt certification at GE Healthcare. Prior to GE, he was at KPMG Consulting where he conducted various reorganization, valuation and benchmarking projects.  Mr. Lawal holds an MBA from Harvard Business School and a Bachelor of Science from the University of Virginia with concentration in Accounting and Management Information Systems. He is a Certified Public Accountant.

Marina Varela has served as the Chief Accounting Officer and Secretary of Aspyra since January 15, 2010. Ms. Varela has served as the Controller of Aspyra since May 2008 and was contracted as a SOX Consultant since November 2007; Ms. Varela was an audit manager/senior with BDO Seidman, LLP since 2000. BDO provides assurance, tax, financial advisory and consulting services to publicly traded and privately held companies. Ms. Varela received a B.S. in Accounting from California State University at Northridge. Ms. Varela is a decorated veteran of the United States Marine Corps with an Honorable Discharge from Active duty in 1995.

James Zierick   has served as director of Aspyra since September 2007.  Since January 2009, Mr. Zierick has been President and Chief Executive Officer of Nirvanix, a company in the storage delivery business. Mr. Zierick was Aspyra’s interim Chief Executive Officer from February 2008 to November 2008.  In 2007, Mr. Zierick served as Chief Executive Officer of Logicalapps, a provider of embedded controls software for enterprise applications.  From 2004 to 2006, Mr. Zierick was Executive Vice President of Worldwide Field Operations for Peregrine Systems, where he led 350 person sales, alliance, customer support and professional services organization.  From 1989 to 2003, Mr. Zierick was a partner with McKinsey & Company, where he helped lead the company’s Southern California technology and operational effectiveness practices. Mr. Zierick earned a M.B.A. from Dartmouth College, Amos Tuck School of Business, a B.S. in Engineering from Dartmouth College, Thayer School of Engineering, and a B.A. in Engineering Sciences from Dartmouth College.

Lawrence S. Schmid   has served as a director of Aspyra since November 1991. Since November 1990, Mr. Schmid has served as the President and Chief Executive Officer of Strategic Directions International, Inc., a management consulting firm specializing in technology companies. Mr. Schmid received a BSME from General Motors Institute and a M.B.A. from the Graduate School of Management at the University of California Los Angeles.

Robert S. Fogerson, Jr.   has served as a director of Aspyra since May 1992. Since January 1998, Mr. Fogerson has served as the general manager of ViroMED Labcorp, a laboratory providing clinical testing services. Mr. Fogerson had previously served in various capacities at PharmChem Laboratories since 1975. Mr. Fogerson received a B.A. from Stanford University.

Norman R. Cohen   has served as a director of Aspyra since October 2003. Mr. Cohen is a retired attorney. Prior to his retirement in June 2003, Mr. Cohen had been in private practice for more than 40 years, primarily in the areas of corporate and securities law. Mr. Cohen received a B.S. in Economics from the Wharton School of the University of Pennsylvania and an LL.B from the Law School of the University of Pennsylvania.

Jeffrey Tumbleson   has served as a director of Aspyra since January 2008.  Since December 2004, Mr. Tumbleson has served as Vice President of Information Technology of Outpatient Imaging Affiliates, LLC, a company which partners with local healthcare providers to develop, own and operate outpatient diagnostic imaging and positron emission tomography centers.  From November 2002 to December 2004, Mr. Tumbleson was owner and President of JT Consulting, a consulting company providing information technology related services for the healthcare industry. From January 2001 to November 2002, Mr. Tumbleson was Chief Information Officer and Vice President of Spheris Inc., a provider of clinical documentation technology and services to health systems, hospitals and group practices throughout the United States. Mr. Tumbleson received a B.A. and a B.S. from the University of Kansas.

FINANCIAL STATEMENTS

As noted above, our annual report on Form 10-K for the year ended December 31, 2008, and our quarterly report on Form 10-Q for the three months ended September 30, 2009, are incorporated by reference into this Proxy Statement. Copies of these reports, without exhibits, are being mailed with this Proxy Statement. Stockholders are referred to these reports for financial and other information about us.

OTHER MATTERS

The Board of Directors does not know of any matters other than those mentioned above to be presented to the meeting. If any other matters do come before the meeting, the persons named in the proxy will exercise their discretion in the voting thereof.

  ADDITIONAL AVAILABLE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549. or may be accessed at www.sec.gov ..

By Order of the Board of Directors
Ademola Lawal
Chief Executive Officer
February 4, 2010

Appendix A

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

ASPYRA, INC.

Ademola Lawal and Marina Varela hereby certify that:

 FIRST: They are the Chief Executive Officer and Secretary, respectively, of Aspyra, Inc., a California corporation (the “Corporation”).

 SECOND: The Articles of Incorporation shall be amended as follows:

 Upon the filing of this certificate of amendment, the corporation shall effect a one-for-101 reverse split whereby each share of common stock, no par value per share shall, without any action on the part of the holder, become and be converted into 1/101 shares of common stock, no par value per share. In connection with the reverse split, no fractional shares shall be issued. In lieu of fractional shares, each holder who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of the certificates representing shares of old common stock, receive cash in lieu of such fractional shares.

 THIRD:  The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

 FOURTH:  The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California General Corporation Law.  The total number of outstanding shares of Common Stock of the Corporation, as of the record date for such shareholder vote, is 17,201,327.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50% of the total number of outstanding shares of Common Stock.

  The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Dated:     , 2010

By:	/s/ Ademola Lawal
Ademola Lawal
Chief Executive Officer

By:	/s/ Marina Varela Marina Varela Secretary

Appendix B

Form of Transmittal Letter

ASPYRA, INC.

Dear Aspyra, Inc. Stockholder:

A reverse stock split of the common stock of Aspyra, Inc. (“Aspyra”) occurred effective as of the close of business on ___________.  Pursuant to this reverse stock split, each one hundred one (101) shares of common stock of Aspyra issued and outstanding as of the date following the reverse stock split was converted into one (1) share of Aspyra common stock.  As a result of the reverse stock split, holders of certificates representing pre-split shares of Aspyra common stock have the right to receive, upon surrender of their certificates representing such pre-split shares of Aspyra common stock, new certificates representing post-split shares of Aspyra common stock at the ratio of one (1) share of post-split Aspyra common stock for every one hundred one (101) shares of pre-split Aspyra common stock.  Thus, you will receive 1/101 post-split shares for each share of pre-split Aspyra common stock.

Fractional shares of post-split Aspyra common stock will not be issued as a result of the reverse stock split; instead, holders of pre-split shares of Aspyra common stock who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split will receive an amount in cash equal to $_____ per post-split share for such fractional interests upon the surrender to American Stock Transfer and Trust Company, the Exchange Agent, of certificates representing such shares.

All Aspyra Stockholders must complete, date, sign and return the enclosed Letter of Transmittal to American Stock Transfer and Trust Company, along with all of your certificates representing pre-split shares of Aspyra common stock. We suggest that you mail the shares in a traceable manner (e.g. registered mail, overnight courier, etc.)   Any person holding more than one certificate representing pre-split shares of Aspyra common stock must surrender all such certificates registered in such person’s name in order to receive payment for fractional interests and/or a new certificate representing the number of shares of post-split Aspyra common stock to which such person is entitled.

Only upon receipt of your properly completed Letter of Transmittal and your certificate(s) representing pre-split shares of Aspyra common stock will American Stock Transfer and Trust Company forward you your new certificates and/or payment.   Additionally, holders of pre-split certificates who are entitled to receive post-split shares of Aspyra common stock will not become a shareholder of record until the pre-split certificates are sent to American Stock Transfer and Trust Company with a properly completed Letter of Transmittal.   Please read and follow all instructions on the Letter of Transmittal, and direct any questions you might have to American Stock Transfer and Trust Company at (718) 921-8261.

By order of the Board of Directors

Ademola Lawal
Chief Executive Officer

Appendix C Form of Letter Transmittal

LETTER OF TRANSMITTAL
To Accompany Certificates Formerly Representing
Shares of Common Stock of

Aspyra, Inc.
(Reverse Split Ratio 1:101)

DESCRIPTION OF SURRENDERED CERTIFICATES

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on certificate(s))	Certificate(s) Surrendered (Attach additional list if necessary)
	Certificate Number(s) ______________ ______________ ______________ ______________ Total number of shares:	Total Number of Shares Represented By Certificate(s) _______________________________ _______________________________ _______________________________ _______________________________
[  ]           If any certificate(s) representing shares of stock that you own have been lost or destroyed, check this box and see Instruction 9.  Please fill out the remainder of this Letter of Transmittal and indicate here the number of shares of stock represented by the lost or destroyed certificates.  _________ (Number of Shares)

SPECIAL PAYMENT/ISSUANCE  INSTRUCTIONS
(See Instructions 1, 4, and 5)
To be completed ONLY if the check and/or new shares for surrendered Certificates is to be issued in the name of someone other than the undersigned.
Issue certificate to:
Name:
(Please Print)
Address:

(Include Zip Code)

(Tax Identification or Social Security No.)

SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 1, 4 and 5)
To be completed ONLY if the check and/or new shares for surrendered Certificates is to be sent to someone other than the undersigned or to the undersigned at an address other than that shown above.
Deliver certificate to:
Name:
(Please Print)
Address:

(Include Zip Code)

IMPORTANT — STOCKHOLDERS SIGN HERE
(U.S. Holders Also Please Complete Substitute Form W-9 Below)
(Non-U.S. Holders Please Obtain and Complete Form W-8BEN or Other Form W-8)

   (Must be signed by former registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security   position listing or by person(s) authorized to become registered holder(s) as evidenced by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

      Name(s):   __________________________________________

      Area Code and Telephone Number:    ______________________
       Dated:  _______________  , 2010

GUARANTEE OF SIGNATURE(S)
(See Instructions 1 and 4)
Complete ONLY if required by Instruction 1.
FOR USE BY FINANCIAL INSTITUTION ONLY.
PLACE MEDALLION GUARANTEE IN SPACE BELOW.
Firm:           ___________________________________________________________
By:           ____________________________________________________________
Title:           ___________________________________________________________
Address: _____________________________________________________________

TO BE COMPLETED BY ALL SURRENDERING U.S. HOLDERS
(See Instruction 6)

PAYER: CONTINENTAL STOCK TRANSFER & TRUST COMPANY
SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Request for Taxpayer Identification Number (TIN) And Certification	Name:

Address:

Check appropriate box: Individual/Sole Proprietor Corporation Partnership Other (specify) Exempt from Backup Withholding

Part I .  Please provide your taxpayer identification number in the space at right.  If awaiting TIN, write "Applied For" in space at right and complete the Certificate of Awaiting Taxpayer Identification Number below.
SSN: OR EIN:
Part II . For Payees exempt from backup withholding, see the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” and complete as instructed therein.

Part III.  Certification
Under penalties of perjury, I certify that:
(1)The number shown on this form is my correct Taxpayer Identification Number (or, as indicated, I am waiting for a number to be issued to me):
(2)I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interests or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3)I am a U.S. person (including a U.S. resident alien).
Certification Instructions— You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).
Signature:                                                     Date:                                , 200

You must complete the following certificate if you wrote “applied for” in part I of this substitute form W-9
CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me hereafter will be subject to backup withholding tax until I provide a properly certified taxpayer identification number within 60 days of the date of this Substitute Form W-9.
Signature:                                                                                                Date:

ASPYRA, INC

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Aspyra, Inc., a California corporation, hereby appoints ADEMOLA LAWAL and MARINA VARELA, or either of them, the proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote for the undersigned all the Aspyra, Inc. Common Shares held of record on February 8, 2010 by the undersigned at the Special Meeting of Shareholders to be held on March 8, 2010 or any adjournment or postponement thereof as follows on the reverse side of this proxy card:

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXIES DEEM ADVISABLE.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

ASPYRA, INC.

March 8, 2010

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒
			FOR	AGAINST	ABSTAIN
	1.	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a 101-for-1 reverse split of the Company’s common stock.	☐	☐	☐

	2.	In their discretion, the proxyholders are authorized to transact such other business as may properly come before the Special Meeting or any continuation, postponements or adjournments thereof.	☐	☐	☐

The Board of Directors recommends a vote  “FOR” the amendment of the Articles of Incorporation to effect a 101-for-1 reverse split of the Company’s common stock. All proposals to be acted upon are proposals of the Board of Directors. If any other business is properly presented at the Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, this proxy shall be voted by the proxyholders in accordance with the recommendations of a majority of the Board of Directors. At the date the Proxy Statement went to press, we did not anticipate any other matters would be raised at the Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
WILL ATTEND
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
		If you plan to attend the Special Meeting, please mark the WILL ATTEND box			☐
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.